EXHIBIT 99.1

October 21, 2020	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Third Quarter Earnings of

$0.96 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Nine Months Ended September 30, 2020:

•Significant Unusual Income or Expense Items: During the three months ended September 30, 2020, Great Southern Bancorp, Inc. (the Company) recognized the following items:

oThe Company recorded an increase in Salaries and Employee Benefits expense totaling $1.1 million related to a special employee bonus paid by the Company to all current full-time and part-time employees in response to the ongoing COVID-19 pandemic. This is the second such bonus paid by the Company in response to the COVID-19 pandemic; the first (also totaling $1.1 million) was approved in March 2020. While we have not terminated any employees or reduced pay for any employees as a result of the COVID-19 pandemic, it has caused disruption to our Company and our employees and their families.

oThe Company recorded other COVID-19-related expenses totaling approximately $175,000 for various items such as cleaning services, supplies, equipment, costs to set up remote work sites and other items.

•Total Loans:  Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $229.6 million, or 4.7%, from December 31, 2019, to September 30, 2020. This increase was primarily in other residential (multi-family) loans, commercial business loans, one- to four-family residential loans and commercial real estate loans. These increases were partially offset by decreases in construction loans and consumer auto loans. The FDIC-assisted acquired loan portfolios decreased $21.1 million during the nine months ended September 30, 2020.  Total gross loans decreased $11.4 million during the three months ended September 30, 2020. Outstanding net loan receivable balances increased $259.8 million, from $4.15 billion at December 31, 2019 to $4.41 billion at September 30, 2020, and increased $14.1 million in the three months ended September 30, 2020.

•Asset Quality:  Non-performing assets and potential problem loans, excluding those acquired in FDIC-assisted transactions (which are accounted for and analyzed as loan pools rather than individual loans), totaled $9.1 million at September 30, 2020, a decrease of $2.5 million from $11.6 million at June 30, 2020 and a decrease of $3.5 million from $12.6 million at December 31, 2019.  Non-performing assets at September 30, 2020 were $5.5 million (0.10% of total assets), a decrease of $2.1 million from $7.6 million (0.16% of total assets) at June 30, 2020 and a decrease of $2.7 million from $8.2 million (0.16% of total assets) at December 31, 2019.

•Net Interest Income: Net interest income for the third quarter of 2020 decreased $1.7 million (or approximately 3.8%) to $44.2 million compared to $45.9 million for the third quarter of 2019. Net interest income was $43.5 million for the second quarter of 2020.  Net interest margin was 3.36% for the quarter ended September 30, 2020, compared to 3.95% for the third quarter of 2019 and 3.39% for the quarter ended June 30, 2020. The decrease in net interest margin compared to the third quarter of 2019 was primarily the result of: (1) decreases in the average yield on loans and other interest-earning assets, due to significant decreases in market interest rates (primarily one-month LIBOR rates)

•compared to a year ago and (2) significant increases in cash equivalents, investment securities and PPP loans, all of which have much lower yields compared to the overall loan portfolio.  The decrease in net interest margin compared to the second quarter of 2020 was primarily the result of interest expense on the subordinated notes issued by the Company in June 2020, partially offset by lower interest rates on deposits. The positive impact on net interest margin from the additional yield accretion on acquired loan pools was eight basis points for the quarter ended September 30, 2020, 19 basis points for the quarter ended September 30, 2019, and 12 basis points for the quarter ended June 30, 2020. Excluding the impact of the yield accretion, net interest margin was 3.27% (including eight basis points of negative impact due to interest on the recently-issued subordinated debt), 3.27% and 3.75% for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively. For further discussion of the additional yield accretion of the discount on acquired loan pools, see “Net Interest Income.”

•Capital:  The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of September 30, 2020, the Company’s Tier 1 Leverage Ratio was 10.7%, Common Equity Tier 1 Capital Ratio was 11.9%, Tier 1 Capital Ratio was 12.4%, and Total Capital Ratio was 16.7%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended September 30, 2020, were $0.96 per diluted common share ($13.5 million available to common shareholders) compared to $1.38 per diluted common share ($19.7 million available to common shareholders) for the three months ended September 30, 2019.

Preliminary earnings for the nine months ended September 30, 2020, were $2.93 per diluted common share ($41.5 million available to common shareholders) compared to $3.90 per diluted common share ($55.7 million available to common shareholders) for the nine months ended September 30, 2019.

For the quarter ended September 30, 2020, annualized return on average common equity was 8.48%, annualized return on average assets was 0.98%, and annualized net interest margin was 3.36%, compared to 13.46%, 1.61% and 3.95%, respectively, for the quarter ended September 30, 2019. For the nine months ended September 30, 2020, annualized return on average common equity was 8.94%, annualized return on average assets was 1.05%, and annualized net interest margin was 3.52%, compared to 13.28%, 1.54% and 3.99%, respectively, for the nine months ended September 30, 2019.

Great Southern President and CEO Joseph W. Turner commented, “Overall, we had a good operating quarter during this extraordinary time. As we navigate through the health crisis, our focus remains on the well-being of our associates, customers and communities. Our team of associates have done a spectacular job in taking care of our customers and each other. As such, in August, we provided special bonuses totaling $1.1 million to all associates as a token of appreciation and to help lessen the burden, especially in light of the new school year beginning.

“As we expected, our earnings declined in the third quarter compared to the year ago quarter.  The decrease in earnings was primarily driven by higher loan loss provision expense, lower net interest income, which included the impact of the subordinated notes we issued in June 2020, and higher non-interest expense. Still, we achieved very good earnings of $0.96 per diluted common share, with the employee bonus reducing earnings per share by about six cents.

“The core net interest margin (excluding additional yield accretion on acquired loan pools) was 3.27% for the third quarter of 2020, compared to 3.75% for the third quarter of 2019, and 3.27% for the second quarter of 2020. The decrease in net interest margin compared to the third quarter of 2019 was the result of lower average yield on loans and other interest-earning assets, due to significant decreases in market interest rates and significant increases in cash equivalents, investment securities and PPP loans, all of which have much lower yields compared to the overall loan portfolio.  In comparison to the second quarter of 2020, interest on the subordinated notes issued in June 2020 reduced the net interest margin by eight basis points. Aside from that, our core net interest margin improved as the average cost of deposits decreased.”

Turner continued, “Commercial lending production declined in the third quarter as activity in our markets has slowed somewhat. Total gross loans have increased $229.6 million since the end of 2019, but decreased $11.4 million during the third quarter, reflective of slower production and loan pay-offs. Our pipeline of loan commitments and unfunded portions of loans continues to be relatively steady, but was down by about $70 million from the second quarter of 2020.

“Through September 30, 2020, credit quality metrics remained very strong. At September 30, 2020, non-performing assets were $5.5 million. Total net charge-offs were $63,000 during the third quarter of 2020 and $427,000 for the first nine months of 2020. Pandemic-related loan modifications totaled $396 million at the end of the third quarter, down from over $1 billion at the end of the second quarter. At September 30, 2020, nearly 70% of these modified loans were on interest-only payments for various time periods.  We are mindful of the uncertain economic conditions as we move forward, and we continue to strengthen the allowance for loan losses, which has increased by nearly $14 million since the end of 2019.

“Capital remained very strong at September 30, 2020, and our book value per share was $45.00. During the quarter, the Company repurchased 206,400 shares of our common stock at an average price of $37.39 per share and declared a regular cash dividend of $0.34 per share. In spite of the obvious economic challenges caused by the COVID-19 pandemic, we expect that we will continue to operate profitably, albeit not at 2019 levels, and we currently anticipate that our regular quarterly dividend can be maintained for the foreseeable future. Our Board of Directors has approved a new stock purchase program of up to one million shares, which will take effect after we complete the repurchase of the approximately 75,111 shares remaining under our existing stock repurchase program. We may continue to repurchase our common stock over the next several quarters, if conditions warrant. The amount and timing of any stock repurchases will be determined by the Company in light of overall capital, liquidity and earnings levels, credit quality metrics and the market for and price of our stock, and with open communications regarding our plans with our regulators.”

COVID-19 Impact to Our Business and Response

Great Southern is actively monitoring and responding to the effects of the rapidly-changing COVID-19 pandemic. As always, the health, safety and well-being of our customers, associates and communities are the Company’s top priorities. Centers for Disease Control and Prevention (CDC) guidelines, as well as directives from federal, state and local officials, are being closely followed to make informed operational decisions.

During this unprecedented time, the Company is working diligently with its nearly 1,200 associates to enforce CDC-advised health, hygiene and social distancing practices.  A significant number of non-frontline associates continue to work from home. Teams in nearly every operational department have been split, with part of each team working at an off-site disaster recovery facility to promote social distancing and to avoid service disruptions. To date, there have been no service disruptions or reductions in staffing. As a token of appreciation for our employees’ dedication over the past several months, and to help support some of the needs of our associates, in August 2020, the Company again rewarded all full-time and part-time associates with special pre-tax bonuses of $1,000 and $600, respectively. This August bonus and related benefits expenses totaled $1.1 million and was included in Salaries and Employee Benefits expense in the three months ended September 30, 2020. This is the second such bonus paid by the Company in response to the COVID-19 pandemic; the first (also totaling $1.1 million) was approved in March 2020.

Taking care of customers and providing uninterrupted access to services are top priorities. As always, customers can conduct their banking business using the banking center network, online and mobile banking services, ATMs, Telephone Banking, and online account opening services.  As health conditions in local markets dictate, Great Southern banking center lobbies are open following strict social distancing guidance from the CDC and local government officials. If customer lobbies are closed in a market area, then drive-thru service and in-person service by appointment are available.

As a resource to customers, a COVID-19 information center has been made available on the Company’s website, www.GreatSouthernBank.com.  General information about the Company’s pandemic response, how to receive assistance, and how to avoid COVID-19 scams and fraud are included.

Impacts to Our Business Going Forward:  The magnitude of the impact on the Company of the COVID-19 pandemic is not yet fully known, and will depend on the length and severity of the economic downturn brought on by the pandemic. The Company expects that the COVID-19 pandemic will impact our business in future periods in one or more of the following ways, among others. Each of these factors could, individually or collectively, result in reduced net income in future periods.

•Significantly lower market interest rates will have a negative impact on our variable rate loans indexed to LIBOR and prime

•Certain fees for deposit and loan products may be waived or reduced

•Point-of-sale fee income may decline due to a decrease in spending by our debit card customers as they deal with state and local government requirements and other restrictions and may be adversely affected by reductions in their personal income and job losses

•Non-interest expenses may increase as we continue to deal with the effects of the COVID-19 pandemic, including cleaning costs, supplies, equipment and other items

•Banking center lobbies are open, but could be closed again if the pandemic situation worsens

•Additional loan modifications may occur and borrowers may default on their loans, which may necessitate further increases to the allowance for loan losses

•The contraction in economic activity may reduce demand for our loans and for our other products and services

Loan Modifications

At September 30, 2020, we had remaining 88 modified commercial loans with an aggregate principal balance outstanding of $379 million and 407 modified consumer and mortgage loans with an aggregate principal balance outstanding of $17 million. The loan modifications are within the guidance provided by the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), the federal banking regulatory agencies, the Securities and Exchange Commission (SEC) and the Financial Accounting Standards Board (FASB); therefore, they are not considered troubled debt restructurings or classified assets for regulatory purposes.  At September 30, 2020, the modified loans were in the following categories (dollars in millions):

Collateral Type	# of Loans Modified	$ of Loans Modified	Interest Only 3 Months	Interest Only 4-6 Months	Interest Only 7-12 Months	Full Payment Deferral 3 Months	Full Payment Deferral 6 Months	Weighted Average Loan to Value

Retail	12	$47.8	$—	$5.3	$36.1	$2.9	$3.5	57%
Multifamily	8	78.4	7.6	46.3	24.4	0.1	—	71%
Healthcare	7	56.3	—	9.6	11.3	—	35.4	66%
Hotel/Motel	13	105.4	20.8	34.6	10.5	—	39.5	68%
Office	9	31.3	—	24.0	4.3	3.0	—	44%
Warehouse/Other	10	15.7	3.7	—	—	—	12.0	61%
Restaurants	9	15.2	—	3.7	—	—	11.5	55%
Commercial Business	15	16.4	5.2	—	5.5	—	5.7
Land	5	12.2	11.3	—	0.9	—	—
Total Commercial	88	378.7	48.6	123.5	93.0	6.0	107.6

Residential Mortgage	53	11.0	—	—	—	2.1	8.9	68%
Consumer	354	5.8	—	—	—	0.2	5.6
Total Consumer	407	16.8	—	—	—	2.3	14.5

Total	495	$395.5	$48.6	$123.5	$93.0	$8.3	$122.1

During the quarter ended September 30, 2020, loans with an aggregate principal balance outstanding of $602 million completed the modification period and returned to their normal payment schedule. Of the loans modified at June 30, 2020, $55.8 million in payments were received on these loans during the three months ended September 30, 2020. A portion of the loans modified at September 30, 2020 may be further modified, and new loans may be modified, within the guidance provided by the CARES Act, the federal banking regulatory agencies, the SEC and the FASB if a more severe or lengthier deterioration in economic conditions occurs in future periods.

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net interest income	$44,168	$45,924	$132,561	$135,449
Provision for loan losses	4,500	1,950	14,371	5,500
Non-interest income	9,466	8,655	25,093	23,263
Non-interest expense	31,988	28,725	92,151	85,602
Provision for income taxes	3,692	4,172	9,607	11,890
Net income and net income available to common shareholders	$13,454	$19,732	$41,525	$55,720

Earnings per diluted common share	$0.96	$1.38	$2.93	$3.90

NET INTEREST INCOME

Net interest income for the third quarter of 2020 decreased $1.7 million to $44.2 million compared to $45.9 million for the third quarter of 2019.  Net interest margin was 3.36% in the third quarter of 2020, compared to 3.95% in the same period of 2019, a decrease of 59 basis points.  For the three months ended September 30, 2020, the net interest margin decreased three basis points compared to the net interest margin of 3.39% in the three months ended June 30, 2020.  The decrease in the margin from the prior year third quarter was primarily the result of decreases in the average yield on loans and other interest-earning assets, partially offset by a decrease in the average rate on deposits when compared to the prior year period. In addition, interest on the subordinated notes issued in June 2020 reduced the net interest margin by eight basis points. The margin decrease also resulted from an increase in interest-earning assets that were primarily at rates that were much lower than the current portfolio rates.  Increases included $311 million in loans ($120 million of which were PPP loans), $191 million in interest-earning cash equivalents and $107 million in investment securities. The decrease in the margin from the three months ended June 30, 2020, was primarily due to interest on the subordinated notes issued in June 2020, which reduced net interest margin by eight basis points, partially offset by improvement in the net interest margin as a result of reduced rates on deposits. The average interest rate spread was 3.12% for the three months ended September 30, 2020, compared to 3.61% for the three months ended September 30, 2019 and 3.12% for the three months ended June 30, 2020.

Net interest income for the nine months ended September 30, 2020 decreased $2.8 million to $132.6 million compared to $135.4 million for the nine months ended September 30, 2019.  Net interest margin was 3.52% in the nine months ended September 30, 2020, compared to 3.99% in the same period of 2019, a decrease of 47 basis points.  The decrease in margin comparing the nine months ended September 30, 2020 to the nine months ended September 30, 2019, was primarily due to the same factors as discussed above for the comparison of the current year third quarter margin to the prior year third quarter margin. The average interest rate spread was 3.24% for the nine months ended September 30, 2020, compared to 3.66% for the nine months ended September 30, 2019.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans.  The notional amount of the swap was $400 million with a contractual termination date in October 2025.  Under the terms of the swap, the Company received a fixed rate of interest of 3.018% and paid a floating rate of interest equal to one-month USD-LIBOR.

The floating rate reset monthly and net settlements of interest due to/from the counterparty also occurred monthly.  To the extent that the fixed rate exceeded one-month USD-LIBOR, the Company received net interest settlements, which were recorded as interest income on loans.  If one-month USD-LIBOR exceeded the fixed rate of interest, the Company was required to pay net settlements to the counterparty and record those net payments as a reduction of interest income on loans. On March 2, 2020, the Company and its swap counterparty mutually agreed to terminate the swap, effective immediately.  The Company received a payment of $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as Accumulated Other Comprehensive Income and a portion of it is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded interest income related to the swap of $2.0 million and $5.6 million, respectively, in the three and nine months ended September 30, 2020.

The Company’s net interest margin has been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the FDIC-assisted transactions. For each of the loan portfolios acquired, the cash flow estimates increased during the current and prior periods presented below, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time).  Because the balance of these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $2.9 million.  Of the remaining adjustments affecting interest income, we expect to recognize $932,000 of interest income during the fourth quarter of 2020.

The impact to income of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

Three Months Ended
	September 30, 2020		September 30, 2019

(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$ 1,229	9 bps	$ 2,251	20 bps

Nine Months Ended
	September 30, 2020		September 30, 2019

(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$ 4,632	12 bps	$ 5,162	15 bps

Excluding the impact of the additional yield accretion, net interest margin for the three and nine months ended September 30, 2020, was 3.27% and 3.40%, respectively.  This was a decrease of 48 and 44 basis points, respectively, when compared to the year-ago periods.  Excluding the impact of the additional yield accretion, net interest margin for the three months ended June 30, 2020, was 3.27%. The September 30, 2020 three-month period included the full effect of the interest expense on the subordinated notes issued in June 2020. The compression in our margin excluding the impact of the additional yield accretion during the three and nine months ended September 30, 2020 is primarily due to the same items as noted above.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended September 30, 2020, non-interest income increased $811,000 to $9.5 million when compared to the quarter ended September 30, 2019, primarily as a result of the following items:

•Net gains on loan sales:  Net gains on loan sales increased $1.9 million compared to the prior year quarter.  The increase was due to an increase in originations of fixed-rate loans during the 2020 period compared to the 2019 period.  Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market.

•Service charges, debit card and ATM fees:  Service charges, debit card and ATM fees decreased $927,000 compared to the prior year period.  This decrease was primarily due to a decrease in overdraft and insufficient funds fees on customer accounts. This was due to both a reduction in usage by customers and a decision near the end of the first quarter of 2020 to waive (through August 31, 2020) certain fees for customers in response to the COVID-19 pandemic. The effects of that decision were felt during the second and third quarters of 2020. In addition, the Company recorded less in debit card and ATM fees due to a reduction in debit card and ATM usage between the periods.

•Other income:  Other income decreased $442,000 compared to the prior year quarter. In the 2019 period, the Company recognized approximately $510,000 in income related to origination of interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties.

For the nine months ended September 30, 2020, non-interest income increased $1.8 million to $25.1 million when compared to the nine months ended September 30, 2019, primarily as a result of the following items:

•Net gains on loan sales:  Net gains on loan sales increased $3.7 million compared to the prior year period.  The increase was due to an increase in originations of fixed-rate loans during the 2020 period compared to the 2019 period.  As noted above, fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market.

•Other income:  Other income increased $452,000 compared to the prior year period. In the 2020 period, the Company recognized approximately $658,000 of additional fee income related to newly-originated interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties when compared to 2019. The Company also recognized approximately $541,000 in income related to the exit of certain tax credit partnerships during the nine months ended September 30, 2020. In the 2019 period, the Company recognized gains totaling $677,000 from the sale of, or recovery of, receivables and assets that were acquired several years prior in FDIC-assisted transactions, with no similar sales or recoveries in the current period.

•Service charges, debit card and ATM fees:  Service charges, debit card and ATM fees decreased $2.3 million compared to the prior year period. This decrease was primarily due to a decrease in overdraft and insufficient funds fees on customer accounts. As noted above, a decision to waive certain fees for customers was made in response to the COVID-19 pandemic. In addition, the Company recorded less in debit card and ATM fees due to a reduction in debit card and ATM usage between the periods. Also during the first quarter of 2020, $200,000 in additional expenses were netted against ATM fee income due to the conversion to a new debit card processing system.

•Gain (loss) on derivative interest rate products:  The net loss on derivative interest rate products increased $255,000 compared to the net loss in the prior year period. In the 2020 period, the Company recognized a $424,000 decrease in the net fair value related to interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties compared to a $169,000 decrease in the 2019 period. As market interest rates fall this generally decreases the net fair value of these back-to-back swaps. This is a non-cash item as there was no required settlement of this amount between the Company and its swap counterparties.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2020, non-interest expense increased $3.3 million to $32.0 million when compared to the quarter ended September 30, 2019, primarily as a result of the following items:

•Salaries and employee benefits:  Salaries and employee benefits increased $2.9 million from the prior year quarter.  The increase was primarily due to annual employee compensation merit increases and increased incentives in the mortgage division, where we have added staff and variable compensation increased due to significant increases in new mortgage loan originations, much of which is sold in the secondary market as noted above. Additionally, in August 2020, the Company paid a special cash bonus to all employees totaling $1.1 million in response to the ongoing impacts of the COVID-19 pandemic.

•Net occupancy expense:  Net occupancy expense increased $534,000 compared to the prior year quarter.  This was primarily related to increased depreciation on new ATM/ITMs and ATM operating software upgrades implemented during the fourth quarter of 2019. Also included in net occupancy expense for the 2020 quarter are COVID-19-related expenses for various items such as cleaning services, equipment, costs to set up remote work sites and other items.

•Insurance:  Insurance expense increased $414,000 compared to the prior year quarter. This increase was primarily due to an increase in FDIC deposit insurance premiums. In the 2019 period, the Bank had a credit with the FDIC for a portion of premiums previously paid to the deposit insurance fund. The deposit insurance fund balance was sufficient to cause no premium to be due for the three months ended September 30, 2019.

•Expense on other real estate owned and repossessions: Expense on other real estate owned and repossessions decreased $404,000 compared to the prior year period primarily due to sales of other assets and higher expenses related to certain foreclosed assets during the prior year period. During the 2019 period, expenses related to certain foreclosed assets totaled approximately $572,000, while expenses in the 2020 period totaled approximately $278,000.

For the nine months ended September 30, 2020, non-interest expense increased $6.5 million to $92.2 million when compared to the nine months ended September 30, 2019, primarily as a result of the following items:

•Salaries and employee benefits:  Salaries and employee benefits increased $6.8 million in the nine months ended September 30, 2020 compared to the prior year period. The increase was primarily due to annual employee compensation merit increases and increased incentives in lending, including mortgage lending activities as noted above, and operations areas. Additionally, in March 2020, the Company approved a special cash bonus to all employees totaling $1.1 million in response to the COVID-19 pandemic. In August 2020, the Company paid a second special cash bonus to all employees totaling $1.1 million in response to the pandemic.

•Net occupancy expense:  Net occupancy expense increased $1.2 million in the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019.  This was primarily related to increased depreciation on new ATM/ITMs and ATM operating software upgrades implemented during the fourth quarter of 2019. Also included in net occupancy expense for the 2020 period are COVID-19-related expenses for various items such as cleaning services, equipment, costs to set up remote work sites and other items.

•Advertising:  Advertising expense decreased $348,000 compared to the prior year period. This decrease was primarily due to activities related to sponsorship agreements being halted as a result of the COVID-19 pandemic.

•Expense on other real estate owned and repossessions:  Expense on other real estate owned and repossessions decreased $696,000 compared to the prior year period primarily due to sales of other assets and higher valuation write-downs of certain foreclosed assets during the prior year period. During the 2019 period, valuation write-downs of certain foreclosed assets totaled approximately $724,000, while valuation write-downs in the 2020 period totaled approximately $481,000.

The Company’s efficiency ratio for the quarter ended September 30, 2020, was 59.64% compared to 52.63% for the same quarter in 2019. The efficiency ratio for the nine months ended September 30, 2020, was 58.45% compared to 53.94% for the same period in 2019. The higher efficiency ratio in the 2020 three and nine month periods were primarily due to an increase in non-interest expense, along with a small decrease in total revenue. Despite this increase in non-interest expense, the Company’s ratio of non-interest expense to average assets was 2.34% and 2.33% for the three and nine months ended September 30, 2020, respectively, compared to 2.34% and 2.37% for the three and nine months ended September 30, 2019.  The decrease in the current nine month ratio was primarily due to an increase in average assets in the 2020 period compared to the 2019 period, generally offset by the increase in non-interest expense.  Average assets for the three months ended September 30, 2020, increased $552.9 million, or 11.3%, from the three months ended September 30, 2019, primarily due to increases in loans receivable, investment securities and interest bearing cash equivalents.  Average assets for the nine months ended September 30, 2020, increased $457.9 million, or 9.5%, from the nine months ended September 30, 2019, primarily due to increases in loans receivable, investment securities and interest bearing cash.

INCOME TAXES

For the three months ended September 30, 2020 and 2019, the Company's effective tax rate was 21.5% and 17.5%, respectively.  For the nine months ended September 30, 2020 and 2019, the Company's effective tax rate was 18.8% and 17.6%, respectively.  Except for the three months ended September 30, 2020, these effective rates were lower than the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate.  The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income.  The Company's effective income tax rate is currently generally expected to remain below the statutory rate due primarily to the factors noted above. In 2020, the Company’s state income tax expenses have been higher than normal in various states due to the recognition of income for tax purposes related to the gain recognized on the termination of the interest rate swap. State tax expense estimates have evolved throughout the year as taxable income and apportionment between states has been analyzed. The Company currently expects its effective tax rate (combined federal and state) to be approximately 18.5% to 19.5% for the full year of 2020 and 17.5% to 18.5% in future years.

CAPITAL

As of September 30, 2020, total stockholders’ equity and common stockholders’ equity were each $624.6 million (11.5% of total assets), equivalent to a book value of $45.00 per common share.  Total stockholders’ equity and common stockholders’ equity at December 31, 2019, were each $603.1 million (12.0% of total assets), equivalent to a book value of $42.29 per common share.  At September 30, 2020, the Company’s tangible common equity to tangible assets ratio was 11.4%, compared to 11.9% at December 31, 2019.  The reductions in the ratios of stockholders’ equity to total assets and tangible common equity to tangible assets were due to higher asset balances from increased levels of cash equivalents, investment securities and PPP and other loans. Included in stockholders’ equity at September 30, 2020 and December 31, 2019, were unrealized gains (net of taxes) on the Company’s available-for-sale investment securities totaling $24.1 million and $9.0 million, respectively.  This increase in unrealized gains primarily resulted from lower market interest rates, which increased the fair value of the investment securities.

Also included in stockholders’ equity at September 30, 2020, were realized gains (net of taxes) on the Company’s cash flow hedge (interest rate swap), which was terminated in March 2020, totaling $31.5 million.  This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025.  At September 30, 2020, the remaining amount to be recorded in interest income was $40.8 million.  The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

On a preliminary basis, as of September 30, 2020, the Company’s Tier 1 Leverage Ratio was 10.7%, Common Equity Tier 1 Capital Ratio was 11.9%, Tier 1 Capital Ratio was 12.4%, and Total Capital Ratio was 16.7%.  On September 30, 2020, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.5%, Common Equity Tier 1 Capital Ratio was 13.3%, Tier 1 Capital Ratio was 13.3%, and Total Capital Ratio was 14.4%.

During the three months ended September 30, 2020, the Company repurchased 206,400 shares of its common stock at an average price of $37.39 and declared a regular cash dividend of $0.34 per common share.  During the nine months ended September 30, 2020, the Company repurchased 390,107 shares of its common stock at an average price of $40.67 and declared regular cash dividends of $1.02 per common share.  In January 2020, the Company also declared a special cash dividend of $1.00 per common share.

The Company’s Board of Directors has approved a new stock repurchase program which authorizes the repurchase, from time to time, of up to one million additional shares of the Company’s common stock. The new stock repurchase program will take effect after we complete the repurchase of the approximately 75,111 shares remaining under our existing stock repurchase program.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $229.6 million, or 4.7%, from $4.9 billion at December 31, 2019, to $5.2 billion at September 30, 2020.  This increase was primarily in other residential (multi-family) loans ($152 million), commercial business loans ($126 million, including $120 million of PPP loans), one- to four-family residential loans ($88 million) and commercial real estate loans ($42 million).  These increases were partially offset by decreases in construction loans ($118 million) and consumer auto loans ($53 million). Total gross loans decreased $11.4 million from June 30, 2020. The FDIC-assisted acquired loan portfolios had net decreases totaling $4.5 million and $21.1 million, respectively, during the three and nine months ended September 30, 2020.  Outstanding net loan receivable balances increased $259.8 million, from $4.15 billion at December 31, 2019 to $4.41 billion at September 30, 2020, and increased $14.1 million from June 30, 2020.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	September 2020	June 2020	March 2020	December 2019	December 2018	December 2017
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$160,409	$158,687	$156,381	$155,831	$150,948	$133,587
Secured by real estate (not one- to four-family)	19,295	16,124	16,832	19,512	11,063	10,836
Not secured by real estate - commercial business	114,519	105,071	79,117	83,782	87,480	113,317

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	33,359	37,789	50,101	48,213	37,162	20,919
Secured by real estate (not one-to four-family)	714,566	753,589	809,436	798,810	906,006	718,277

Loan commitments not closed
Secured by real estate (one-to four-family)	94,203	112,769	141,432	69,295	24,253	23,340
Secured by real estate (not one-to four-family)	50,264	73,103	95,652	92,434	104,871	156,658
Not secured by real estate - commercial business	800	800	—	—	405	4,870

	$1,187,415	$1,257,932	$1,348,951	$1,267,877	$1,322,188	$1,181,804

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

In the first quarter of 2020, pursuant to the recently-enacted CARES Act and guidance from the SEC and FASB, we elected to delay adoption of the new accounting standard (CECL) related to accounting for credit losses.  Our first, second and third quarter financial statements are prepared under the existing incurred loss methodology standard for accounting for loan losses.

Management records a provision for loan losses in an amount it believes is sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  The levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Worsening economic conditions from the COVID-19 pandemic, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended September 30, 2020 was $4.5 million compared with $2.0 million for the quarter ended September 30, 2019. The provision for loan losses for the nine months ended September 30, 2020 was $14.4 million compared with $5.5 million for the nine months ended September 30, 2019. Total net charge-offs were $63,000 and $798,000 for the three months ended September 30, 2020 and 2019, respectively.  During the quarter ended September 30, 2020, a substantial portion of the $63,000 of net charge-offs were in the consumer category. Total net charge-offs were $427,000 and $3.5 million for the nine months ended September 30, 2020 and 2019, respectively. During the nine months ended September 30, 2020, a substantial portion of the $427,000 of net charge-offs were in the consumer category. We have seen and expect to continue to see rapid reductions in the automobile loan outstanding balance as we determined in February 2019 to cease providing indirect lending services to automobile dealerships.  At September 30, 2020, indirect automobile loans totaled approximately $60 million.  We expect this balance will be largely paid off in the next two years. General market conditions and unique circumstances related to specific industries and individual projects contributed to the level of provisions and charge-offs.  Collateral and repayment evaluations of all assets categorized as potential problem loans, non-performing loans or foreclosed assets were completed with corresponding charge-offs or reserve allocations made as appropriate.

All FDIC-acquired loans were grouped into pools based on common characteristics and were recorded at their estimated fair values, which incorporated estimated credit losses at the acquisition date.  These loan pools are systematically reviewed by the Company to determine the risk of losses that may exceed those identified at the time of the acquisition.  Techniques used in determining risk of loss are similar to those used to determine the risk of loss for the legacy Great Southern Bank portfolio, with most focus being placed on those loan pools which include larger loan relationships and those loan pools which exhibit higher risk characteristics.  Review of the acquired loan portfolio also includes review of financial information, collateral valuations and customer interaction to determine if additional reserves are warranted.

The Bank’s allowance for loan losses as a percentage of total loans, excluding FDIC-assisted acquired loans, was 1.24%, 1.00% and 1.14% at September 30, 2020, December 31, 2019 and June 30, 2020, respectively.  Management considers the allowance for loan losses adequate to cover losses inherent in the Bank’s loan portfolio at September 30, 2020, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If economic conditions were to deteriorate further or management’s assessment of the loan portfolio were to change, it is expected that additional loan loss provisions would be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below. These assets were initially recorded at their estimated fair values as of their acquisition dates and are accounted for in pools. Therefore, these loan pools are analyzed rather than the individual loans.  The performance of the loan pools acquired in each of the five transactions has been better than expectations as of the acquisition dates. As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding all FDIC-assisted acquired assets, at September 30, 2020 were $5.5 million, a decrease of $2.7 million from $8.2 million at December 31, 2019, and a decrease of $2.1 million from $7.6 million at June 30, 2020.  Non-performing assets, excluding all FDIC-assisted acquired assets, as a percentage of total assets were 0.10% at September 30, 2020, compared to 0.16% at December 31, 2019 and 0.14% at June 30, 2020.

Compared to December 31, 2019 and June 30, 2020, non-performing loans decreased $682,000 and $1.5 million, respectively, to $3.8 million at September 30, 2020, and foreclosed assets decreased $2.0 million and $718,000, respectively, to $1.6 million at September 30, 2020. Non-performing one- to four-family residential loans comprised $2.2 million, or 56.3%, of the total non-performing loans at September 30, 2020, a decrease of $228,000 from June 30, 2020. Non-performing consumer loans comprised $836,000, or 21.8%, of the total non-performing loans at September 30, 2020, a decrease of $156,000 from June 30, 2020.  Non-performing commercial real estate loans comprised $701,000, or 18.3%, of the total non-performing loans at September 30, 2020, a decrease of $26,000 from June 30, 2020. Non-performing commercial business loans comprised $140,000, or 3.6%, of the total non-performing loans at September 30, 2020, a decrease of $1.0 million from June 30, 2020.

Compared to December 31, 2019 and June 30, 2020, potential problem loans decreased $753,000 and $366,000, respectively, to $3.6 million at September 30, 2020. Due to the deteriorating economic conditions from COVID-19, however, it is possible that we could experience an increase in potential problem loans in the remainder of 2020.  As noted, we experienced an increased level of loan modifications in late March through June 2020; however, total loan modifications were much lower at September 30, 2020 compared to June 30, 2020. In accordance with guidance from the banking regulatory agencies, we made certain short-term modifications to loan terms to help our customers navigate through the current pandemic situation.  Although loan modifications were made, they did not result in these loans being classified as troubled debt restructurings, potential problem loans or non-performing loans.  If more severe or lengthier negative impacts of the COVID-19 pandemic occur or the effects of the SBA loan programs and other loan and stimulus programs do not enable companies and individuals to completely recover financially, this could result in longer-term modifications, which may be deemed to be troubled debt restructurings, additional potential problem loans and/or additional non-performing loans.  Further actions on our part, including additions to the allowance for loan losses, could result.

Activity in the non-performing loans categories during the quarter ended September 30, 2020, was as follows:

	Beginning Balance, July 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, September 30

	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,388	141	—	(143)	—	—	(226)	2,160
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	727	—	—	—	—	—	(26)	701
Commercial business	1,182	—	—	—	—	—	(1,042)	140
Consumer	992	94	—	(85)	(17)	(16)	(132)	836

Total	$5,289	$235	$—	$(228)	$(17)	$(16)	$(1,426)	$3,837

At September 30, 2020, the non-performing one- to four-family residential category included 29 loans, one of which was added during the current quarter.  The largest relationship in the category totaled $276,000, or 12.8% of the total category.  The non-performing commercial real estate category included three loans, none of which were added during the current quarter.  The largest relationship in the category totaled $511,000, or 73.0% of the total category.  The non-performing commercial business category included two loans, neither of which was added during the current quarter.  The previous largest relationship in this category, which was added during 2018 and totaled $1.0 million, paid off during the quarter ended September 30, 2020. The non-performing consumer category included 77 loans, eight of which were added during the current quarter, and the majority of which are indirect and used automobile loans.

Activity in the potential problem loans category during the quarter ended September 30, 2020, was as follows:

	Beginning Balance, July 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, September 30

	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	24	—	—	—	—	—	(2)	22
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	580	143	—	—	—	—	(10)	713
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	2,947	559	—	—	—	—	(1,151)	2,355
Commercial business	—	—	—	—	—	—	—	—
Consumer	443	194	—	—	(7)	(32)	(60)	538

Total	$3,994	$896	$—	$—	$(7)	$(32)	$(1,223)	$3,628

At September 30, 2020, the commercial real estate category of potential problem loans included two loans, one of which was added during the current quarter. The largest relationship in this category (added during 2018), which totaled $1.8 million, or 76.3% of the total category, is collateralized by a mixed use commercial retail building. The other relationship in the category (previously mentioned, added this quarter), which totaled

$559,000, or 23.7% of the total category, is collateralized by a restaurant building. Payments were current on both relationships at September 30, 2020. The previous other relationship in this category, which was added during 2019 and totaled $1.1 million, paid off during the quarter ended September 30, 2020. The one- to four-

family residential category of potential problem loans included 17 loans, four of which were added during the current quarter. The consumer category of potential problem loans included 58 loans, 18 of which were added during the current quarter and the majority of which are indirect and used automobile loans.

Activity in foreclosed assets and repossessions during the quarter ended September 30, 2020, excluding $446,000 in foreclosed assets related to loans acquired in FDIC-assisted transactions and $940,000 in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, July 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, September 30

	(In thousands)
One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	350	—	—	—	—	350
Land development	1,358	—	(50)	—	(233)	1,075
Commercial construction	—	—	—	—	—	—
One- to four-family residential	291	—	(291)	—	—	—
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	340	273	(417)	—	—	196

Total	$2,339	$273	$(758)	$—	$(233)	$1,621

At September 30, 2020, the land development category of foreclosed assets included two properties, the largest of which is located in the Branson, Mo. area and had a balance of $675,000, or 62.8% of the total category. The other property, which totaled 37.2% of the total category, was located in the Lake of the Ozarks, Mo. area.  The subdivision construction category of foreclosed assets included one property, located in the Branson, Mo. area, and had a balance of $350,000. A one- to four-family residential property located in Springfield, Mo. was sold during the three months ended September 30, 2020 for $419,000, resulting in a gain of $128,000. The amount of additions and sales in the consumer category are due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process.  The Company experienced increased levels of delinquencies and repossessions in indirect and used automobile loans throughout 2016 and 2017.  The level of delinquencies and repossessions in indirect and used automobile loans generally decreased in 2018 through 2020.

BUSINESS INITIATIVES

The Company’s banking center network continues to evolve. In August 2020, remodeling of the downtown office at 1900 Main in Parsons, Kansas, was completed, which included the addition of drive-thru banking lanes. With this completion, the nearby drive-thru facility was consolidated into the downtown office, leaving one location serving the Parsons market.

In the Joplin, Missouri, market, the Company purchased a banking facility in the fourth quarter of 2019 vacated by another financial institution, which included a contractual black-out period ending in April 2021. A third party vendor has been engaged by the Company to redesign this facility as a “bank of the future” prototype to incorporate evolving customer preferences. Variations of this prototype design may be utilized in other select banking centers in the Company’s footprint in the future. The Company expects the new office in Joplin to be completed in the second quarter of 2021, whereupon the nearby leased banking center at 1710 E. 32nd Street will be consolidated into this new office. There are two banking centers currently serving the Joplin market.

The Company’s Board of Directors recently approved a new stock repurchase program, which will succeed the existing repurchase program (authorized in April 2018) following the repurchase of the remaining approximately 75,111 available shares under the existing program. The new stock repurchase program authorizes the repurchase, from time to time, of up to one million additional shares of the Company’s common stock.

The Company will host a conference call on Thursday, October 22, 2020, at 2:00 p.m. Central Time to discuss third quarter 2020 preliminary earnings. Individuals interested in listening to the conference call may dial 1.833.832.5121 and enter the passcode 6855367. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 94 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Chicago, Dallas, Denver, Omaha, Neb., and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the SEC, in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements. The novel coronavirus disease, or COVID-19, pandemic is adversely affecting the Company, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on the Company’s business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect the Company’s revenues and the values of its assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to, COVID-19, could affect the Company in substantial and unpredictable ways.

Other factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's  merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vi) the Company's ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (ix) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (x) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and its implementing regulations, the overdraft protection regulations and customers' responses thereto and the Tax Cut and Jobs Act; (xi) changes in accounting policies and practices or accounting standards, including Accounting Standards Update 2016-13, Credit Losses (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss model, which, upon adoption, is expected to result in an increase in the Company’s allowance for credit losses; (xii) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xiii) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for loan losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xiv) costs and effects of litigation, including settlements and judgments; (xv) competition; (xvi) uncertainty regarding the future of LIBOR; and (xvii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated.  Financial data at all dates and for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included.  The results of operations and other data for the three and nine months ended September 30, 2020 and 2019, and the three months ended June 30, 2020, are not necessarily indicative of the results of operations which may be expected for any future period.

	September 30,	December 31,
	2020	2019

Selected Financial Condition Data:	(In thousands)
Total assets	$5,443,010	$5,015,072
Loans receivable, gross	4,477,750	4,201,380
Allowance for loan losses	54,238	40,294
Other real estate owned, net	3,007	5,525
Available-for-sale securities, at fair value	445,940	374,175
Deposits	4,443,757	3,960,106
Total borrowings	330,251	412,374
Total common stockholders’ equity	624,643	603,066
Non-performing assets (excluding FDIC-assisted transaction assets)	5,458	8,170

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2020	2019	2020	2019	2020

	(In thousands)
Selected Operating Data:
Interest income	$53,599	$60,187	$165,084	$176,267	$54,011
Interest expense	9,431	14,263	32,523	40,818	10,556
Net interest income	44,168	45,924	132,561	135,449	43,455
Provision for loan losses	4,500	1,950	14,371	5,500	6,000
Non-interest income	9,466	8,655	25,093	23,263	8,261
Non-interest expense	31,988	28,725	92,151	85,602	29,349
Provision for income taxes	3,692	4,172	9,607	11,890	3,164
Net income and net income available to common shareholders	$13,454	$19,732	$41,525	$55,720	$13,203

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2020	2019	2020	2019	2020

	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$ 0.96	$ 1.38	$ 2.93	$ 3.90	$ 0.93
Book value	$ 45.00	$ 41.98	$ 45.00	$ 41.98	$ 44.50

Earnings Performance Ratios:
Annualized return on average assets	0.98%	1.61%	1.05%	1.54%	0.98%
Annualized return on average common stockholders’ equity	8.48%	13.46%	8.94%	13.28%	8.45%
Net interest margin	3.36%	3.95%	3.52%	3.99%	3.39%
Average interest rate spread	3.12%	3.61%	3.24%	3.66%	3.12%
Efficiency ratio	59.64%	52.63%	58.45%	53.94%	56.75%
Non-interest expense to average total assets	2.34%	2.34%	2.33%	2.37%	2.17%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered/previously covered loans)	1.24%	0.99%	1.24%	0.99%	1.14%
Non-performing assets to period-end assets	0.10%	0.18%	0.10%	0.18%	0.14%
Non-performing loans to period-end loans	0.09%	0.11%	0.09%	0.11%	0.12%
Annualized net charge-offs to average loans	0.01%	0.08%	0.01%	0.11%	0.01%

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	September 30, 2020	December 31, 2019	June 30, 2020

	(In thousands)
Assets
Cash	$91,098	$99,299	$97,208
Interest-bearing deposits in other financial institutions	247,168	120,856	376,437
Cash and cash equivalents	338,266	220,155	473,645

Available-for-sale securities	445,940	374,175	446,935
Mortgage loans held for sale	23,973	9,242	20,188
Loans receivable (1), net of allowance for loan losses of $54,238 – September 2020; $40,294 – December 2019; $49,801 – June 2020	4,413,764	4,153,982	4,399,645
Interest receivable	14,139	13,530	14,759
Prepaid expenses and other assets	44,671	74,984	47,688
Other real estate owned and repossessions (2), net	3,007	5,525	4,435
Premises and equipment, net	140,502	141,908	140,558
Goodwill and other intangible assets	7,232	8,098	7,521
Federal Home Loan Bank stock and other interest earning assets	11,036	13,473	11,276
Current and deferred income taxes	480	—	—

Total Assets	$5,443,010	$5,015,072	$5,566,650

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,443,757	$3,960,106	$4,512,158
Securities sold under reverse repurchase agreements with customers	155,042	84,167	191,624
Short-term borrowings	1,218	228,157	1,279
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	148,217	74,276	148,032
Accrued interest payable	2,859	4,250	3,464
Advances from borrowers for taxes and insurance	11,841	7,484	10,729
Accounts payable and accrued expenses	29,659	24,904	33,520
Current and deferred income taxes	—	2,888	13,342
Total Liabilities	4,818,367	4,412,006	4,939,922

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding September 2020, December 2019 and June 2020 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2020 – 13,880,570 shares; December 2019 – 14,261,052 shares; June 2020 – 14,084,420 shares	139	143	141
Additional paid-in capital	34,539	33,510	34,230
Retained earnings	534,331	537,167	533,346
Accumulated other comprehensive gain	55,634	32,246	59,011
Total Stockholders’ Equity	624,643	603,066	626,728

Total Liabilities and Stockholders’ Equity	$5,443,010	$5,015,072	$5,566,650

(1)At September 30, 2020, December 31, 2019 and June 30, 2020, includes loans, net of discounts, totaling $106.1 million, $127.2 million and $110.7 million, respectively, which were acquired in FDIC-assisted transactions and are accounted for under ASC 310-30.

(2)At September 30, 2020, December 31, 2019 and June 30, 2020, includes foreclosed assets, net of discounts, totaling $446,000, $1.0 million and $1.2 million, respectively, which were acquired in FDIC-assisted transactions.  In addition, September 30, 2020, December 31, 2019 and June 30, 2020, includes $940,000, $871,000 and $860,000 of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2020	2019	2020	2019	2020
Interest Income
Loans	$50,476	$57,226	$155,453	$167,552	$50,848
Investment securities and other	3,123	2,961	9,631	8,715	3,163
	53,599	60,187	165,084	176,267	54,011
Interest Expense
Deposits	7,094	11,792	26,712	33,844	9,041
Short-term borrowings and repurchase agreements	8	1,123	667	2,904	10
Subordinated debentures issued to capital trust	128	253	511	787	167
Subordinated notes	2,201	1,095	4,633	3,283	1,338
	9,431	14,263	32,523	40,818	10,556

Net Interest Income	44,168	45,924	132,561	135,449	43,455
Provision for Loan Losses	4,500	1,950	14,371	5,500	6,000
Net Interest Income After Provision for Loan Losses	39,668	43,974	118,190	129,949	37,455

Noninterest Income
Commissions	318	173	760	670	176
Service charges, debit card and ATM fees	4,692	5,619	13,590	15,887	4,140
Net gains on loan sales	2,878	1,021	5,308	1,645	1,841
Late charges and fees on loans	352	364	1,175	1,066	468
Net realized gains on sales of available-for -sale securities	—	—	78	10	78
Gain (loss) on derivative interest rate products	89	(101)	(424)	(169)	(106)
Other income	1,137	1,579	4,606	4,154	1,664
	9,466	8,655	25,093	23,263	8,261

Noninterest Expense
Salaries and employee benefits	18,701	15,827	53,699	46,895	16,830
Net occupancy and equipment expense	7,147	6,613	20,619	19,462	6,707
Postage	748	792	2,294	2,342	777
Insurance	753	339	1,668	1,667	534
Advertising	757	794	1,814	2,162	437
Office supplies and printing	271	258	806	743	301
Telephone	987	904	2,904	2,645	1,005
Legal, audit and other professional fees	582	681	1,844	2,023	664
Expense on other real estate and repossessions	199	603	946	1,642	268
Partnership tax credit investment amortization	—	91	—	274	—
Acquired deposit intangible asset amortization	289	289	866	902	289
Other operating expenses	1,554	1,534	4,691	4,845	1,537
	31,988	28,725	92,151	85,602	29,349
Income Before Income Taxes	17,146	23,904	51,132	67,610	16,367
Provision for Income Taxes	3,692	4,172	9,607	11,890	3,164

Net Income and Net Income Available to Common Shareholders	$13,454	$19,732	$41,525	$55,720	$13,203

Earnings Per Common Share
Basic	$0.96	$1.39	$2.94	$3.93	$0.94
Diluted	$0.96	$1.38	$2.93	$3.90	$0.93

Dividends Declared Per Common Share	$0.34	$0.34	$2.02	$1.73	$0.34

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Net fees included in interest income were $1.7 million and $1.0 million for the three months ended September 30, 2020 and 2019, respectively.  Net fees included in interest income were $4.4 million and $3.1 million for the nine months ended September 30, 2020 and 2019, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	September 30, 2020(1)	Three Months Ended September 30, 2020			Three Months Ended September 30, 2019
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.72%	$680,452	$7,379	4.31%	$542,892	$7,153	5.23%
Other residential	4.22	989,574	11,301	4.54	814,326	11,074	5.40
Commercial real estate	4.17	1,545,358	16,850	4.34	1,471,431	19,236	5.19
Construction	4.28	649,985	7,450	4.56	730,027	10,814	5.88
Commercial business	3.70	356,505	3,663	4.09	253,225	3,316	5.20
Other loans	5.24	270,136	3,645	5.37	369,704	5,423	5.82
Industrial revenue bonds	4.45	15,345	188	4.87	14,770	210	5.64

Total loans receivable	4.28	4,507,355	50,476	4.46	4,196,375	57,226	5.41

Investment securities	2.99	449,383	3,060	2.71	342,277	2,534	2.94
Other interest-earning assets	0.24	270,509	63	0.09	79,344	427	2.13

Total interest-earning assets	3.96	5,227,247	53,599	4.08	4,617,996	60,187	5.17
Non-interest-earning assets:
Cash and cash equivalents		92,244			93,293
Other non-earning assets		147,084			202,361
Total assets		$5,466,575			$4,913,650

Interest-bearing liabilities:
Interest-bearing demand and savings	0.29	$1,962,023	1,650	0.33	$1,501,697	2,030	0.54
Time deposits	1.19	1,602,981	5,444	1.35	1,728,620	9,762	2.24
Total deposits	0.67	3,565,004	7,094	0.79	3,230,317	11,792	1.45
Short-term borrowings and repurchase agreements	0.02	159,373	8	0.02	289,222	1,123	1.54
Subordinated debentures issued to capital trust	1.85	25,774	128	1.98	25,774	253	3.90
Subordinated notes	5.85	148,113	2,201	5.91	74,119	1,095	5.86

Total interest-bearing liabilities	0.85	3,898,264	9,431	0.96	3,619,432	14,263	1.56
Non-interest-bearing liabilities:
Demand deposits		888,568			670,158
Other liabilities		45,123			37,754
Total liabilities		4,831,955			4,327,344
Stockholders’ equity		634,620			586,306
Total liabilities and stockholders’ equity		$5,466,575			$4,913,650

Net interest income:
Interest rate spread	3.11%		$44,168	3.12%		$45,924	3.61%
Net interest margin*				3.36%			3.95%
Average interest-earning assets to average interest-bearing liabilities		134.1%			127.6%

______________

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)The yield on loans at September 30, 2020, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended September 30, 2020.

	September 30, 2020(1)	Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2019
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.72%	$645,662	$21,949	4.54%	$518,758	$20,097	5.18%
Other residential	4.22	917,778	32,997	4.80	815,008	33,334	5.47
Commercial real estate	4.17	1,522,825	52,820	4.63	1,424,595	55,235	5.18
Construction	4.28	665,567	24,785	4.97	704,074	31,573	6.00
Commercial business	3.70	318,657	10,215	4.28	259,021	10,066	5.20
Other loans	5.24	293,582	12,068	5.49	403,176	16,576	5.50
Industrial revenue bonds	4.45	15,453	619	5.35	14,970	671	5.99

Total loans receivable	4.28	4,379,524	155,453	4.74	4,139,602	167,552	5.41

Investment securities	2.99	422,696	9,226	2.92	310,227	7,201	3.10
Other interest-earning assets	0.24	227,506	405	0.24	87,193	1,514	2.32

Total interest-earning assets	3.96	5,029,726	165,084	4.38	4,537,022	176,267	5.19
Non-interest-earning assets:
Cash and cash equivalents		93,493			92,208
Other non-earning assets		155,233			191,296
Total assets		$5,278,452			$4,820,526

Interest-bearing liabilities:
Interest-bearing demand and savings	0.29	$1,792,492	5,629	0.42	$1,491,255	5,723	0.51
Time deposits	1.19	1,701,383	21,083	1.66	1,711,692	28,121	2.20
Total deposits	0.67	3,493,875	26,712	1.02	3,202,947	33,844	1.41
Short-term borrowings and repurchase agreements	0.02	195,459	667	0.46	264,111	2,904	1.47
Subordinated debentures issued to capital trust	1.85	25,774	511	2.65	25,774	787	4.08
Subordinated notes	5.85	104,256	4,633	5.94	74,012	3,283	5.93

Total interest-bearing liabilities	0.85	3,819,364	32,523	1.14	3,566,844	40,818	1.53
Non-interest-bearing liabilities:
Demand deposits		799,594			661,446
Other liabilities		39,983			32,620
Total liabilities		4,658,941			4,260,910
Stockholders’ equity		619,511			559,616
Total liabilities and stockholders’ equity		$5,278,452			$4,820,526

Net interest income:
Interest rate spread	3.11%		$132,561	3.24%		$135,449	3.66%
Net interest margin*				3.52%			3.99%
Average interest-earning assets to average interest-bearing liabilities		131.7%			127.2%

______________

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)The yield on loans at September 30, 2020, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the nine months ended September 30, 2020.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include core net interest income, core net interest margin and the tangible common equity to tangible assets ratio.

We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that core net interest income and core net interest margin are useful in assessing the Company’s core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets.  Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength.  Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers.  In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation:  Core Net Interest Income and Core Net Interest Margin

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2020		2019		2020		2019

	(Dollars in thousands)
Reported net interest income/margin	$44,168	3.36%	$45,924	3.95%	$132,561	3.52%	$135,449	3.99%
Less: Impact of FDIC-assisted acquired loan accretion adjustments	1,229	0.09	2,251	0.20	4,632	0.12	5,162	0.15
Core net interest income/margin	$42,939	3.27%	$43,673	3.75%	$127,929	3.40%	$130,287	3.84%

	Three Months Ended
	June 30,
	2020		2019

	(Dollars in thousands)
Reported net interest income/margin	$43,455	3.39%	$44,921	3.97%
Less: Impact of FDIC-assisted acquired loan accretion adjustments	1,537	0.12	1,399	0.12
Core net interest income/margin	$41,918	3.27%	$43,522	3.85%

Non-GAAP Reconciliation:  Ratio of Tangible Common Equity to Tangible Assets

	September 30,	December 31,
	2020	2019

	(Dollars in thousands)
Common equity at period end	$624,643	$603,066
Less: Intangible assets at period end	7,232	8,098
Tangible common equity at period end (a)	$617,411	$594,968

Total assets at period end	$5,443,010	$5,015,072
Less: Intangible assets at period end	7,232	8,098
Tangible assets at period end (b)	$5,435,778	$5,006,974

Tangible common equity to tangible assets (a) / (b)	11.36%	11.88%